EXHIBIT 99.1

Contact at 214-432-2000
Michael R. Haack
President and CEO
D. Craig Kesler
Executive Vice President & CFO
Alex Haddock
Vice President, Investor Relations

News For Immediate Release

EAGLE MATERIALS REPORTS RECORD SECOND QUARTER RESULTS WITH 15% EPS GROWTH

DALLAS, TX (October 26, 2023) Eagle Materials Inc. (NYSE: EXP) today reported financial results for the second quarter of fiscal 2024 ended September 30, 2023. Notable items for the quarter are highlighted below (unless otherwise noted, all comparisons are with the prior year’s fiscal second quarter):

Second Quarter Fiscal 2024 Highlights

•	Record Revenue of $622.2 million, up 3%

•	Record Net Earnings of $150.6 million, up 8%

•	Record Net Earnings per diluted share of $4.26, up 15%

•	Adjusted net earnings per share (Adjusted EPS) of $4.28, up 14%

•	Adjusted EPS is a non-GAAP financial measure calculated by excluding non-routine items in the manner described in Attachment 6

•	Adjusted EBITDA of $247.2 million, up 9%

•	Adjusted EBITDA is a non-GAAP financial measure calculated by excluding non-routine items and certain non-cash expenses in the manner described in Attachment 6

•	Repurchased 432,500 shares of Eagle’s common stock for $77 million

Commenting on the second quarter results, Michael Haack, President and CEO, said, “Market conditions for our construction materials remained resilient during the quarter, even as the Fed continued to raise interest rates and tighten money supply to contain inflation. Several factors helped offset the higher rates and supported demand for wallboard and cement, including limited housing supply, strong homebuyer demand, increasing infrastructure awards and significant investment in domestic manufacturing facilities.

Against this backdrop, our businesses performed well. We generated record revenue of $622 million and record EPS of $4.26, and we expanded gross margins by 150 bps to 33.6%. Cash flow from operations was $172.4 million. We returned $86 million of cash to shareholders through share repurchases and dividends, while using our strong cashflow to strengthen our balance sheet: at September 30, 2023, Eagle’s net debt was $1.1 billion, and our net adjusted leverage ratio (net debt to Adjusted EBITDA) was 1.3x. We also made progress on our strategic initiatives. We increased production and sales of Portland Limestone Cement, to more than 60% across our system, and we continued the integration of our recently acquired cement import terminal in Stockton, California.

Mr. Haack continued, “In our Heavy Materials business, as demand remained strong and our operations remained nearly sold-out, we implemented a second round of cement price increases in early July across half our markets and announced the next round of price increases for early January 2024. In our Light Materials sector, the backlog of housing construction supported resilient wallboard shipments and orders, but we recognize the significant increase in interest rates may have an impact on residential construction activity in the future. Nonetheless, we expect that our portfolio of businesses will remain well-positioned for the second half of fiscal 2024.”

Segment Financial Results

Heavy Materials: Cement, Concrete and Aggregates

Revenue in the Heavy Materials sector, which includes Cement, Concrete and Aggregates, Joint Venture and intersegment Cement revenue, was $426.9 million, a 10% increase. Heavy Materials operating earnings were up 19% to $126.1 million. Both the increase in revenue and operating earnings were primarily attributable to higher Cement sales prices.

Cement revenue for the quarter, including Joint Venture and intersegment revenue, was up 13% to $360.8 million, and operating earnings were a record $121.4 million, up 23%. These increases reflect higher Cement net sales prices and the contribution of approximately $13 million of revenue from the recently acquired Stockton Terminal, which helped mitigate an overall decrease in sales volume. The increase in operating earnings was partially offset by the impact of the step-up in inventory values related to the acquisition of the Stockton Terminal. The average net sales price for the quarter was up 15% to $151.99 per ton, reflecting Cement price increases implemented in January 2023 and a second round of price increases implemented in early July 2023. Cement sales volume decreased 1% to 2.1 million tons. Excluding the recently acquired Stockton Terminal, Cement sales volume declined 5%, because of wet weather in several markets and extreme heat in our southern markets throughout the quarter.

Concrete and Aggregates revenue decreased 5% to $66.1 million, reflecting lower Concrete sales volume partially offset by higher Concrete pricing. Second quarter operating earnings declined 36% to $4.6 million, primarily reflecting lower Concrete sales volume and higher cost of materials.

Light Materials: Gypsum Wallboard and Paperboard

Revenue in the Light Materials sector, which includes Gypsum Wallboard and Paperboard, decreased 8% to $233.5 million, reflecting lower Wallboard and Paperboard sales volume and lower Paperboard sales prices. Gypsum Wallboard sales volume declined 6% to 733 million square feet (MMSF), while the average Gypsum Wallboard net sales price was flat with the prior year at $233.69 per MSF.

Paperboard sales volume for the quarter was down 6% from the prior year at 80,000 tons, in line with overall gypsum wallboard shipments. The average Paperboard net sales price was $542.28 per ton, down 10%, consistent with the pricing provisions in our long-term sales agreements that factor in changes to input costs.

Operating earnings in the sector were $93.3 million, a decrease of 2%, reflecting lower Wallboard sales volume, partially offset by lower raw material costs, namely recycled fiber and energy.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the Joint Venture). We use the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as a part of a segment’s total revenue. Intersegment sales are eliminated on the consolidated income statement. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Portland Cement, Gypsum Wallboard, Recycled Paperboard and Concrete and Aggregates from more than 70 facilities across the US. Eagle’s corporate headquarters is in Dallas, Texas.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Thursday, October 26, 2023. The conference call will be webcast on the Eagle website, eaglematerials.com. A replay of the webcast and the presentation will be archived on the website for one year.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statements and generally arise when the Company is discussing its beliefs, estimates or expectations as to future events. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s businesses; fluctuations in public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; the availability and fluctuations in the cost of raw materials; changes in the costs of energy, including, without limitation, natural gas, coal and oil (including diesel), and the nature of our obligations to counterparties under energy supply contracts, such as those related to market conditions (for example, spot market prices), governmental orders and other matters; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change and other environmental regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions or the nature or level of activity in any one or more of the markets or industries in which the Company or its customers are engaged; severe weather conditions (such as winter storms, tornados and hurricanes) and their effects on our facilities, operations and contractual arrangements with third parties; competition; cyber-attacks or data security breaches; increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction or construction projects undertaken by state or local governments; the availability of acquisitions or other growth opportunities that meet our financial return standards and fit our strategic focus; risks related to pursuit of acquisitions, joint ventures and other transactions or the execution or implementation of such transactions, including the integration of operations acquired by the Company; general economic conditions, including inflation and recessionary conditions; and changes in interest rates and the resulting effects on the Company and demand for our products. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) or the cost of our raw materials can be expected to adversely affect the revenue and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. Finally, any forward-looking statements made by the Company are subject to the risks and impacts associated with natural disasters, the outbreak, escalation or resurgence of health emergencies, pandemics or other unforeseen events, including, without limitation, the COVID-19 pandemic and responses thereto designed to contain its spread and mitigate its public health effects, as well as their impact on our operations and on economic conditions, capital and financial markets. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023 and subsequent quarterly and annual reports upon filing. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214-432-2000.

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Alex Haddock

Vice President, Investor Relations, Strategy and Corporate Development

Attachment 1 Statement of Consolidated Earnings

Attachment 2 Revenue and Earnings by Lines of Business

Attachment 3 Sales Volume, Average Net Sales Prices and Intersegment and Cement Revenue

Attachment 4 Consolidated Balance Sheets

Attachment 5 Depreciation, Depletion and Amortization by Lines of Business

Attachment 6 Reconciliation of Non-GAAP Financial Measures

Attachment 7 Reconciliation of Net Debt to Adjusted EBITDA

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
Revenue	$622,236	$605,068	$1,223,757	$1,166,455
Cost of Goods Sold	413,218	410,829	838,744	821,350

Gross Profit	209,018	194,239	385,013	345,105
Equity in Earnings of Unconsolidated JV	10,346	7,156	13,505	12,254
Corporate General and Administrative Expenses	(16,576)	(13,627)	(28,255)	(25,447)
Other Non-Operating (Loss) Income	1,605	(664)	1,818	(1,299)

Earnings before Interest and Income Taxes	204,393	187,104	372,081	330,613
Interest Expense, net	(10,204)	(8,580)	(22,443)	(15,910)

Earnings before Income Taxes	194,189	178,524	349,638	314,703
Income Tax Expense	(43,636)	(39,529)	(78,236)	(70,703)

Net Earnings	$150,553	$138,995	$271,402	$244,000

NET EARNINGS PER SHARE
Basic	$4.29	$3.74	$7.72	$6.50

Diluted	$4.26	$3.72	$7.66	$6.46

AVERAGE SHARES OUTSTANDING
Basic	35,056,973	37,140,197	35,165,268	37,559,087

Diluted	35,336,966	37,366,879	35,433,837	37,792,613

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
Revenue*
Heavy Materials:
Cement (Wholly Owned)	$322,593	$281,969	$614,365	$533,879
Concrete and Aggregates	66,104	69,613	133,519	131,231

	388,697	351,582	747,884	665,110
Light Materials:
Gypsum Wallboard	209,233	224,638	428,330	440,965
Recycled Paperboard	24,306	28,848	47,543	60,380

	233,539	253,486	475,873	501,345

Total Revenue	$622,236	$605,068	$1,223,757	$1,166,455

Segment Operating Earnings
Heavy Materials:
Cement (Wholly Owned)	$111,083	$91,623	$181,985	$148,873
Cement (Joint Venture)	10,346	7,156	13,505	12,254
Concrete and Aggregates	4,640	7,276	11,674	13,008

	126,069	106,055	207,164	174,135
Light Materials:
Gypsum Wallboard	85,705	89,761	176,562	173,829
Recycled Paperboard	7,590	5,579	14,792	9,395

	93,295	95,340	191,354	183,224

Sub-total	219,364	201,395	398,518	357,359

Corporate General and Administrative Expense	(16,576)	(13,627)	(28,255)	(25,447)
Other Non-Operating (Loss) Income	1,605	(664)	1,818	(1,299)

Earnings before Interest and Income Taxes	$204,393	$187,104	$372,081	$330,613

*	Excluding Intersegment and Joint Venture Revenue listed on Attachment 3

Attachment 3

Eagle Materials Inc.

Sales Volume, Average Net Sales Prices and Intersegment and Cement Revenue

(dollars in thousands, except per unit data)

(unaudited)

	Sales Volume
	Quarter Ended September 30,			Six Months Ended September 30,
	2023	2022	Change	2023	2022	Change
Cement (M Tons):
Wholly Owned	1,959	1,981	-1%	3,807	3,786	+1%
Joint Venture	170	164	+4%	335	352	-5%

	2,129	2,145	-1%	4,142	4,138	0%
Concrete (M Cubic Yards)	362	451	-20%	747	857	-13%
Aggregates (M Tons)	1,171	912	+28%	2,328	1,707	+36%
Gypsum Wallboard (MMSFs)	733	783	-6%	1,496	1,581	-5%
Recycled Paperboard (M Tons):
Internal	33	40	-18%	73	76	-4%
External	47	45	+4%	90	93	-3%

	80	85	-6%	163	169	-4%

	Average Net Sales Price*
	Quarter Ended September 30,			Six Months Ended September 30,
	2023	2022	Change	2023	2022	Change
Cement (Ton)	$151.99	$132.50	+15%	$149.70	$130.24	+15%
Concrete (Cubic Yard)	$145.39	$134.28	+8%	$143.55	$131.65	+9%
Aggregates (Ton)	$11.15	$10.87	+3%	$11.21	$11.05	+1%
Gypsum Wallboard (MSF)	$233.69	$233.70	0%	$235.20	$226.07	+4%
Recycled Paperboard (Ton)	$542.28	$603.62	-10%	$539.35	$607.73	-11%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenue
	Quarter Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
Intersegment Revenue:
Cement	$9,251	$12,361	$19,388	$18,652
Concrete and Aggregates	3,783	—	6,821	—
Recycled Paperboard	18,710	24,825	40,801	47,366

	$31,744	$37,186	$67,010	$66,018

Cement Revenue:
Wholly Owned	$322,593	$281,969	$614,365	$533,879
Joint Venture	28,907	25,130	56,030	51,445

	$351,500	$307,099	$670,395	$585,324

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	September 30,		March 31,
	2023	2022	2023*
ASSETS
Current Assets –
Cash and Cash Equivalents	$47,321	$84,140	$15,242
Accounts and Notes Receivable, net	244,832	232,595	195,052
Inventories	301,374	225,835	291,882
Federal Income Tax Receivable	8,144	4,371	16,267
Prepaid and Other Assets	10,135	5,933	3,060

Total Current Assets	611,806	552,874	521,503

Property, Plant and Equipment, net	1,676,738	1,655,616	1,662,061
Investments in Joint Venture	100,115	85,391	89,111
Operating Lease Right of Use Asset	22,068	22,126	20,759
Notes Receivable	—	8,501	7,382
Goodwill and Intangibles	490,180	469,491	466,043
Other Assets	16,187	15,150	14,143

	$2,917,094	$2,809,149	$2,781,002

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$113,737	$113,722	$110,408
Accrued Liabilities	90,815	92,863	86,472
Income Taxes Payable	1,778	—	—
Current Portion of Long-Term Debt	10,000	10,000	10,000
Operating Lease Liabilities	8,205	6,736	6,009

Total Current Liabilities	224,535	223,321	212,889

Long-term Liabilities	62,590	64,159	66,543
Bank Credit Facility	162,000	200,000	157,000
Bank Term Loan	177,500	187,500	182,500
2.500% Senior Unsecured Notes due 2031	740,165	738,898	739,532
Deferred Income Taxes	243,670	238,567	236,844
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 35,031,889; 37,064,662 and 35,768,376 Shares, respectively	350	371	358
Capital in Excess of Par Value	—	—	—
Accumulated Other Comprehensive Losses	(3,451)	(3,128)	(3,547)
Retained Earnings	1,309,735	1,159,461	1,188,883

Total Stockholders’ Equity	1,306,634	1,156,704	1,185,694

	$2,917,094	$2,809,149	$2,781,002

*	From audited financial statements

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Lines of Business

(dollars in thousands)

(unaudited)

The following table presents Depreciation, Depletion and Amortization by lines of business for the quarters ended September 30, 2023 and 2022:

	Depreciation, Depletion and Amortization
	Quarter Ended September 30,
	2023	2022
Cement	$22,187	$20,258
Concrete and Aggregates	4,962	4,351
Gypsum Wallboard	5,548	5,589
Recycled Paperboard	3,708	3,742
Corporate and Other	792	705

	$37,197	$34,645

Attachment 6

Eagle Materials Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited)

(dollars in thousands, other than earnings per share amounts, and number of shares in thousands)

Adjusted Earnings per Diluted Share (Adjusted EPS)

Adjusted EPS is a non-GAAP financial measure and represents net earnings per diluted share excluding the impacts from non-routine items, such as purchase accounting (Non-routine Items). Management uses measures of earnings excluding the impact of Non-routine Items as a performance measure in order to compare operating results of the Company from period to period and for purposes of its budgeting and planning processes. Although management believes that Adjusted EPS is useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation, or as a substitute for, earnings per diluted share and the related financial information prepared in accordance with GAAP. In addition, our presentation of Adjusted EPS may not be the same as similarly titled measures reported by other companies, limiting its usefulness as a comparative measure. The following shows the calculation of Adjusted EPS and reconciles Adjusted EPS to net earnings per diluted share in accordance with GAAP for the quarters ended September 30, 2023 and 2022:

	Quarter Ended September 30,
	2023	2022
Net Earnings, as reported	$150,553	$138,995
Non-routine Items:
Purchase accounting [1]	$1,107	$867

Total Non-routine Items before Taxes	$1,107	$867
Tax Impact on Non-routine Items	(249)	(192)

After-tax Impact of Non-routine Items	$858	$675
Adjusted Net Earnings	$151,411	$139,670
Diluted Average Shares Outstanding	35,337	37,367
Net earnings per diluted share, as reported	$4.26	$3.72
Adjusted net earnings per diluted share (Adjusted EPS)	$4.28	$3.74

[1]	Represents the impact of purchase accounting on inventory costs and related business development costs

Attachment 6, continued

Eagle Materials Inc.

Reconciliation of Non-GAAP Financial Measures

(dollars in thousands)

(unaudited)

EBITDA and Adjusted EBITDA

We present Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to provide additional measures of operating performance and allow for more consistent comparison of operating performance from period to period. EBITDA is a non-GAAP financial measure that provides supplemental information regarding the operating performance of our business without regard to financing methods, capital structures or historical cost basis. Adjusted EBITDA is also a non-GAAP financial measure that further excludes the impact from non-routine items and stock-based compensation. Management uses EBITDA and Adjusted EBITDA as alternative bases for comparing the operating performance of Eagle from period to period and for purposes of its budgeting and planning processes. Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA in the same manner. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as an alternative to net income, cash flow from operations or any other measure of financial performance or liquidity in accordance with GAAP. The following shows the calculation of EBITDA and Adjusted EBITDA and reconciles them to net earnings in accordance with GAAP for the quarters ended September 30, 2023 and 2022, and the trailing twelve months ended September 30, 2023 and March 31, 2023:

	Quarter Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
Net Earnings, as reported	$150,553	$138,995	$271,402	$244,000
Income Tax Expense	43,636	39,529	78,236	70,703
Interest Expense	10,204	8,580	22,443	15,910
Depreciation, Depletion and Amortization	37,197	34,645	73,879	68,874

EBITDA	$241,590	$221,749	$445,960	$399,487
Purchase accounting [1]	1,107	867	4,568	2,067
Stock-based Compensation	4,542	4,402	10,999	9,548

Adjusted EBITDA	$247,239	$227,018	$461,527	$411,102

	Twelve Months Ended
	September 30,	March 31,
	2023	2023
Net Earnings, as reported	$488,942	$461,540
Income Tax Expense	134,586	127,053
Interest Expense	41,704	35,171
Depreciation, Depletion and Amortization	143,559	138,554

EBITDA	$808,791	$762,318
Purchase accounting [1]	4,568	2,067
Stock-based Compensation	18,606	17,155

Adjusted EBITDA	$831,965	$781,540

[1]	Represents the impact of purchase accounting on inventory costs and related business development costs

Attachment 7

Eagle Materials Inc.

Reconciliation of Net Debt to Adjusted EBITDA

(unaudited)

(dollars in thousands)

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. We define Net Debt as total debt minus cash and cash equivalents to indicate the amount of total debt that would remain if the Company applied the cash and cash equivalents held by it to the payment of outstanding debt. The Company also uses “Net Debt to Adjusted EBITDA,” which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months, as a metric of its current leverage position. We present this metric for the convenience of the investment community and rating agencies who use such metrics in their analysis, and for investors who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	As of September 30, 2023	As of March 31, 2023
Total debt, excluding debt issuance costs	$1,099,500	$1,099,500
Cash and cash equivalents	47,321	15,242

Net Debt	$1,052,179	$1,084,258
Trailing Twelve Months Adjusted EBITDA	$831,965	$781,540

Net Debt to Adjusted EBITDA	1.3x	1.4x